Exhibit 99.1

Modiv Industrial Announces Fourth Quarter and Full Year 2023 Results
Management Provides Forward-Looking Thoughts

Reno, Nevada, March 4, 2024 – Modiv Industrial, Inc. (“Modiv Industrial”, “Modiv”, the “Company”, “we” or “our”), (NYSE:MDV), the only public REIT exclusively focused on acquiring industrial manufacturing real estate, today announced operating results for the fourth quarter and full year ended December 31, 2023.
Highlights:

•
Annual revenue of $46.9 million increased 7.1% year-over-year compared with 2022 revenue of $43.8 million. 2022 revenue included a $3.8 million non-recurring early lease termination fee and excluding that fee, 2023 revenue increased $6.9 million, or 17.3%.

•	Full year 2023 AFFO of $14.7 million, or $1.33 per diluted share, exceeding street expectations by $0.04 per share.

•	Fourth quarter revenue of $12.3 million increased $2.3 million year-over-year, or 23%, excluding the 2022 lease termination fee.

•	Fourth quarter AFFO of $4.5 million, or $0.40 per diluted share, exceeding street expectations by $0.05 per share.

•	Sold and issued 162,063 shares of MDV common stock between November 15, 2023 and January 29, 2024 at an average price of $15.22 per share.

•
December 29, 2023, prepaid the remaining $3.0 million balance of the mortgage on our Rancho Cordova, California property leased to the State of California’s Office of Emergency Services, resulting in no debt maturities until 2027.

•	January 10, 2024, sold our Sacramento property leased to Levins for $7.0 million.

•
January 11, 2024, entered into a contingent purchase and sale agreement to sell our Issaquah, Washington office property (currently leased to Costco until July 31, 2025) to a national home builder for $28.7 million which would close no later than August 15, 2025.

•	January 31, 2024, completed the stock distribution of Generation Income Properties, Inc. (NASDAQ: GIPR), common stock to the stockholders of Modiv Industrial.

•	February 28, 2024, sold our Nashville, Tennessee office property leased to Cummins for $7.95 million.

•	Currently have a cash balance of $17.9 million and full availability on our $150 million revolving credit facility.

“We’ve now been public for over two years, having listed without any shareholder lock-ups on February 11, 2022, mere weeks before the Russian invasion of Ukraine and the Fed’s expedient climb up the yield curve. To date, our entire publicly-traded existence has been during one of the more pronounced risk-off trade environments. REITs have been plagued by a historic increase in interest rates and a backdrop of heightened geo-political risk and price volatility. All of this has effectively left public REITs, who rely upon the capital markets, bereft of an opportunity to show meaningful growth. Yet, Modiv Industrial, a diminutive tardigrade of the stock market, has been able to produce eight quarters of transformational growth – accretively shedding non-core assets while building a stalwart industrial manufacturing portfolio. We may currently be the size of a water bear, but we have the fighting spirit of a grizzly.

For those quant hedge funds and the AI text bots still with us, feel free to drop off as the remainder of this release has more words than numbers and has been written for those that spend their time analyzing management’s thinking.

Business Outlook:
Acquisitions – Yes, that’s right, no acquisitions for fourth quarter or YTD 2024. As we mentioned in last quarter’s release, we take the Buffett-esque view that, at this stage of the market cycle, we can afford to stand over the plate looking for the fat pitch without fear of strikes being called. We saw several pitches, even a few where our grip of the bat twitched a bit, but we didn’t swing. What did swing though was market sentiment, with greed and fear tussling about, from a December sentiment when folks were speculating about a March Fed cut to recent rhetoric fearing that the Fed might not cut at all this year. We believe that there will be no shortage of assets to acquire, and we believe this because we have no shortage of the patience needed to wait for the right opportunities.
Dispositions – $135 million of assets sold across 24 properties (including 10 office) in the past two years is no small feat. When I first joined this firm, nearly 55% of the portfolio was office and less than 20% industrial. With our recently announced sale contract with a national homebuilder to buy our Issaquah, Washington office asset, we are now down to two office properties which I have the highest confidence will be the easiest to sell. Two years ago we quickly surmised that few would pay attention to our transformation while it was happening, but they sure as heck would pay attention to see that it did happen. Happen it has, drama-free and at a fast clip. There is still some portfolio maneuvering to be completed, with some likely to occur in 2024, so we will continue to keep our nose to the grindstone.
Balance Sheet – We now have $281 million of indebtedness, 100% of which is at fixed rates, with a weighted average interest rate of 4.52% and a weighted average maturity of 3.4 years with the earliest maturity not until January 2027. Our debt to asset ratio is 48%, our debt to adjusted EBITDA multiple is 6.6x.

Barring a compelling consolidation or M&A opportunity, we do not see any further benefit in using additional leverage and intend to make any single asset purchases on an unlevered basis with the intent that our $150 million revolver will be used only in those instances where there may be a short-term timing mismatch.

A healthy counterbalance to our manageable debt load is a ~$600 million portfolio of 42 assets producing over $44 million of net operating income, contractually growing about 2.5% per annum, with a hearty weighted average lease duration of approximately 14 years. Any future acquisitions, most likely on the heels of our remaining capital recycling activity, will help to further strengthen our future.

Strategic Partner – For those who are new to this topic, we encourage you to read our third quarter 2023 earnings release for a bit of back story. For those anxiously waiting to decipher our latest cave paintings, we are now under ten nondisclosure agreements (with several others working with public info only) with a list of organizations that are well known and far more impressive than us. Yes, many of these organizations are private-equity (PE) firms, or at the very least have private-equity mindsets. We hereby affectionately call this journey ‘Project Fuh’.

For those who don’t know, a stereotypical dialogue with a potential PE partner goes something like this…1) an enthusiastic kick-off call with a lot of friendly banter, from them, about how their firm’s flexibility and creativity can help MDV; 2) a nearly glazed over look from them when you describe that which you seek, all the while, nodding their heads in agreement; 3) a healthy due diligence deep dive, typically on the backs of some junior analyst tasked to complete too many models in too short a time frame; and 4) an end result whereby they tell you they need a total rate of return that you might find more appropriate for a growth stock like Nvidia or Tesla all the while seeking a guaranteed, or nearly so, repayment of any capital they invest.

Clearly, I jest (in part) as not all our conversations suffered from such hyperbole, but several did. I feel for them though as they have all raised institutional funds predicated on past performances and today’s market is not yet feeding them the deals like they saw in yesteryears. We get it, they are the titans of the money universe, and they are used to getting their way with wayward companies lining up with hats in hand seeking alms. Alas, even though we are a lowly REIT who would enjoy some capital, we don’t own a hat and, as such, aren’t in any state of desperation.
That said, all is not lost. We have had some very productive conversations with firms that believe in our asset class and see the opportunity. We have discussed terms with these parties that are worthy of continued consideration. Terms that contemplate contributing industrial manufacturing assets in exchange for equity. Terms that contemplate contributing additional equity capital to be used to further consolidate the many buckets of manufacturing assets out there that we know exist (and that we actively monitor). Terms that could, potentially, accelerate our transformation and provide the scale our REIT needs to be even more vibrant. Terms that might just be actionable. Our management team is working with our independent board of directors to contemplate, discern and diligence all the varying terms that have been discussed. There is nothing material to report today, and there may never be, but there is more to come on this topic.

Sundry thoughts:

Raison D’etre – I have long been a fan of Simon Sinek’s classic, Start With WHY, and how it advocates for having a clear purpose. A large part of our job as management, beyond the buying and selling of real estate, is to educate those who wish to know more. One of the more common questions I get is ‘Why Manufacturing?’. Let’s tackle this question with a rhetorical triangle…

Logos – 1989 marked a seminal year for U.S. manufacturing, it was the year that Eastman Kodak not only decided to outsource their manufacturing to a third party, but they did so overseas. Sure, as early as the late 70’s we saw a few international manufacturing conglomerates shuffle production to their various owned facilities across the globe, but Kodak’s decision began an accelerated trend in U.S. business to ‘offshore’ large swaths of the once dominant U.S. manufacturing capability. As we know, China was one of the earliest to capitalize on this trend by building manufacturing facilities which in turn helped fuel its multi-decade economic growth and improved the economic quality of life of many Chinese citizens. Concurrently, countless business school professors began to teach the glorious simplicity of a global-just-in-time-delivery supply chain model whereby the smart corporate manager could globally arbitrage labor costs, keep thin inventories and benefit from being an asset-light company. For the past thirty years, the U.S. consciously chose to underinvest in U.S. manufacturing and fully embrace a supply chain model that was inherently dependent on the premise that it would always work.

Flash forward to 2020 and we have seen rampant supply disruptions emerge from a slew of uncharacteristically frequent ‘black swan’ events to include the COVID-19 pandemic (LINK), the Russian invasion of Ukraine (LINK), the physical limitations of the Panama Canal (LINK) and the geo-political risk threatening the Suez Canal/Red Sea (LINK).

The culmination of events has led to considerable economic, military, and political discourse. Thought leaders now clearly recognize that the past 30+ year pursuit of economic profit has resulted in a massive under investment in U.S. manufacturing capacity, particular for those critical infrastructure items that are essential to a nation’s viability (LINK).

As a result of the new level of awareness, we have witnessed the emergence of several government economic initiatives (e.g. CHIPS Act, etc.) to spur a long-term manufacturing reinvestment process while at the same time many corporate leaders have decided to accept the risk of higher cost of goods sold for their critical components in order to reduce, or eliminate, the risk of even costlier supply chain disruptions. The value of domestic manufacturing has come back into our collective purview and strong economic tailwinds for the sector have only just begun.

We own manufacturing assets because we clearly see their critical need, their economic value and believe that countless others will soon begin to see the same.

Pathos – Modiv’s culture is about as politically agnostic as they come (think purple and balanced), but when it comes to our fellow citizens, we patriotically bleed red, white and blue. For me personally, maybe it’s part of my origin, living in a trailer in Indiana when my dad got promoted from electrician to the maintenance supervisor at a manufacturing facility. Or maybe it’s the time I spent working in a poultry processing factory in West Virginia or the time I spent in the United States Air Force learning how to fix electronics in Mississippi. Or maybe it’s what I learned from my father and uncles who worked summer jobs picking cotton in the Arkansas heat. Whatever the reason, I care deeply about the well-being of our nation, about our collective quality of life and the belief that the rungs of life’s ladder should at least attempt to lead us to a better vantage point. I know that my team cares as much as I do. As such, we are mindful of capitalism’s impact on human life as it marches toward the never-ending goal to maximize profit. REITs, being capitalistic constructs, exist to maximize real estate profit for their investors; however, such pursuits can sometimes have unintended consequences. For example, in the net-lease REIT sector, most of these REITs rely upon the continuous consumption of cheap goods by the American citizen as their portfolios are chock full of dollar stores, fast food chains, pharmacies, car washes and, in some instances, even casinos – all capitalistic venues that entice individuals to spend their money on things they very likely don’t need. So many of these property concepts sell things and so few make things.

If you travel the heartland of America, like we do when we tour manufacturing assets, you see so many small towns pervaded with low paying, low skill retail jobs and their streets lined with redundant franchises. Yes, on the margin, we do need elements of these retail concepts, but overall, it definitely reminds us that too much of something can be detrimental in the long run.

We own manufacturing assets because we believe that, as humans, we benefit more in our daily lives from making things of critical value rather than the constant consuming of things of questionable value.

Ethos – A REIT’s management team, and particularly the role of the CEO, exist to advocate for, and steward the well-being of, the capital entrusted by its many REIT investors. It is a prerequisite that a company’s leadership have the necessary levels of expertise, integrity, and alignment to perform their duties. However, it is rare in the for-hire executive ranks to find leadership that holds the same level of extreme passion for their business, mission, and advocacy as we find from the famous entrepreneurs that we have all come to admire and fawn over. When I invest my hard-earned capital in a particular stock, I want the leader of that company to be absolutely relentless in thinking about all that can go wrong while focusing on making sure as many things go right. Further, I want them to be a raving fan for the investment at a level of motivation that no compensation can induce.

Maybe because of my background, I find that I resonate with this asset class at a level that likely makes me look a bit different than your standard REIT CEO – and I am ok with that. I feel blessed to be the scrappy type who can tirelessly champion the benefits of owning manufacturing real estate to all that will listen. Culturally here at Modiv, we are comfortable with the role of the underdog and wake up every morning willing to fight the fight by embracing our inner Johnny Cash (LINK).

We own manufacturing assets because we are extraordinarily passionate about this asset class, for our investment thesis and for the tremendous upside potential we see for all MDV investors.

Calf Kicks – I have been a fan of the UFC for about 20 years, rarely missing a PPV. Over the years I have witnessed the evolution of this form of combat sport as the tactics, strategies, athleticism, and skills have been honed to an impressive degree. One byproduct of this evolution is the calf kick. Whereas the jab exists for the upper body, the calf kick exists for the lower body. A hard and fast kick to the calf, especially right below the knee, can stun or stumble a fighter. Excessive kicks to the calf, usually a result of someone not learning to avoid them, will likely leave a fighter limping out of the octagon - possibly with a loss and a pair of crutches. However, a few kicks to the calf early in the fight do not portend failure but rather are more likely to cause the best champions to alter their gameplan, learn valuable lessons and go on to prevent calf kicks, and their resulting pain, altogether. Oftentimes, those initial kicks will make you better.

We pride ourselves here at Modiv on being candid and transparent. It would be disingenuous for us to only speak of the great things and never deal with the not-so-great. Like everyone, our stuff can stink too, and we have recently suffered from a few non-fatal, kicks to our proverbial calf (e.g. Kalera).

As we have stated in our SEC filings over the past quarters and in our forthcoming 2023 Form 10-K, Kalera, which was the tenant in our Saint Paul, Minnesota, property filed for bankruptcy protection and is seeking to reject our lease. Kalera’s mistake was relying upon a SPAC transaction to successfully close amidst the massive risk-off market environment that resulted from the Fed’s rate increase – it didn’t go according to their plan. Beyond them no longer paying rent, they left several mechanics liens on the property that we ultimately had to pay. The process is ongoing, but we fully expect that we will soon have full control over the destiny of this property. Given the leasing and sale prospects we have for the asset as well as the value confirmation from two recent independent appraisals valuing it at an average of $11.9 million compared to our net $10 million cash investment, we currently see a path forward with this property that could very well end up with no economic loss. Lucky for us we have a property in a prime location that had a massive amount of capital expenditure (including refrigerated space) installed by Kalera as they renovated the space to become a premier indoor growing facility.

We are grateful this investment hasn’t resulted in a broken nose or a concussion, but as a REIT team always looking to improve, we have learned a few lessons to prevent future calf kicks. Namely, we will no longer invest in early stage or pre-revenue growth concepts without substantial credit behind the lease. Instead, we will continue to hone our focus on those assets which have benefitted from survivorship bias having survived years of global outsourcing and multiple Federal Reserve Chairs. We will also never again do a related party transaction. Even though the fact that it was sourced, arms-length, from a related party had nothing to do with the lease failure, it is a terrible look if not a black eye. We have learned lessons; we have modified our gameplan and we will continue to strive to serve you better tomorrow than we did yesterday.

Wordy Missives – Why all the dialogue? Surely, some have contemplated that exact question. Despite errant speculation that maybe we are trying to emulate a certain oracle of the Midwest, the truth lies distinctly within two broader thoughts – 1) the simplicity of REITs and 2) infinite monetary returns.

If I may…

1)
The simplicity of REITs – For those who have heard me speak, they have heard me say that this REIT business isn’t a terribly complicated one. There is no risk of life or limb, which makes for a better job than many. There are roughly 150 publicly traded REITs in North America, with a rough average of three named executive officers per REIT – let’s round up and say there are 500 of these so-called ‘executives’. If you think about it, that is a more exclusive club than what you might find with the NFL, MLB, or NBA. If the REITs are the teams, then management are the players. You, the savvy REIT investor, get to choose the players that you want to play in your league.

In the simplest of terms, a REIT investor must form an opinion on three primary things…the asset class, the balance sheet and the quality of management. The asset class is easy to ascertain and either the potential investor likes it or doesn’t. Next is the balance sheet which is something that is best taken in a relative context given that balance sheets can, and do, change – for better or worse. You might not like a balance sheet today, but maybe you can see how you could like it, with some changes, tomorrow. Of course, the asset class and the balance sheets are subject to the decisions made, in large part, by the management team, and it is here, on this third tenant of REIT simplicity, that compels us to share more (not less). As a genuine REIT nerd, I have read so many press releases and listened to so many earnings calls. In the vast, vast, majority of these instances you are left with a word soup that feels like it was written by either an investor relations professional, an accountant or an attorney – effectively saying nothing. As management, we understand that your job is to figure out if we will make good ‘plays’ with your capital and not fumble the ball. The less we say with candor, the less we share on how we are thinking, then the harder it is for you to figure out if we are any good. You, the savvy REIT investor, will figure out our thinking by hook or by crook, sooner or later. Why not sooner? Why not be open with our thinking so that you can get on with your investment choice. That’s the first reason why we will continue to share more and not less.

2)
Infinite monetary returns – Have you ever picked up a penny off the ground?  I do every chance I can because that one cent of monetary return is infinite when you consider I invested no money in exchange for that penny (a dime is a real treat because I liken it to a monthly MDV dividend). Most don’t know this, but when you list on a public stock exchange you typically get some listing benefits. In our case, when we listed on the NYSE, we got four years’ worth of earnings press releases for free. A typical press release might cost you anywhere from $500 to $1,000, some newswire companies charge by the word. Even if this press release cost $1,000, it would be a worthwhile monetary investment because this press release will be accessible by millions of potential readers. Why spend multiples more for generic internet outreach or advertising for a lower potential return? Given that this particular press release was a proverbial penny found on the ground, it is truly an infinite monetary return for MDV. But wait, there is more…

Allow me to continue the use of abstract analogies this last time. The ‘stock market’ is arguably the biggest social media platform on the planet. Millions upon millions tune in every day to see what’s new and what’s changing. Countless of us have our favorite ‘feeds’ and we regularly consume copious amounts of ‘content’ that is generated by and about this ‘platform’. MDV, if we like it or not, is one of the many thousands of content creators on this platform. We believe it is better to produce candid content with the prospect that it will find its target audience in time rather than mimic everyone else and find no audience at all. To produce this content with a far-reaching, free press release is just smart money.

Ok, that’s a wrap. Until next time. Stay Modivated!” – Aaron Halfacre, CEO of Modiv Industrial.
Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held on Monday, March 4, 2024, at 8:30 a.m. Eastern Time / 5:30 a.m. Pacific Time, to discuss the fourth quarter and full year 2023 operating results and answer questions.

Live conference call: 1-877-407-0789 at 8:30 a.m. Eastern Time, Monday, March 4, 2023
Webcast: To listen to the webcast, either live or archived, please use this https://viavid.webcasts.com/starthere.jsp?ei=1658305&tp_key=83c3e36e04 or visit the investor relations page of Modiv’s website at www.modiv.com.

About Modiv Industrial
Modiv Industrial, Inc. is an internally managed REIT that is focused on single-tenant net-lease industrial manufacturing real estate. The Company actively acquires critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation’s supply chains. For more information, please visit: www.modiv.com.
Forward-looking Statements
Certain statements contained in this press release, other than historical facts, may be considered forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding our plans, strategies and prospects, both business and financial. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 13, 2023. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Notice Involving Non-GAAP Financial Measures
In addition to U.S. GAAP financial measures, this press release and the supplemental financial and operating report included in our Form 8-K dated March 4, 2024 contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are provided below.
AFFO is a measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.
Inquiries:
management@modiv.com

MODIV INDUSTRIAL, INC.
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2023 and 2022
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Rental income	$12,288,516	$13,804,539	$46,936,599	$43,822,032

Expenses:
General and administrative	1,402,055	2,252,304	6,642,990	7,812,057
Stock compensation expense	1,381,001	660,170	11,171,207	2,401,022
Depreciation and amortization	4,147,570	4,347,809	15,551,173	14,929,574
Property expenses	731,081	1,537,690	5,161,017	6,547,391
Impairment of real estate investment property	888,186	2,080,727	4,387,624	2,080,727
Impairment of goodwill	-	-	-	17,320,857
Total expenses	8,549,893	10,878,700	42,914,011	51,091,628

(Loss) gain on sale of real estate investments, net	-	669,186	(1,708,801)	12,196,371
Operating income	3,738,623	3,595,025	2,313,787	4,926,775

Other (expense) income:
Interest income	28,967	5,047	325,888	21,910
Dividend income	285,000	-	475,000	-
Income from unconsolidated investment in a real estate property	72,043	51,312	279,549	278,002
Interest expense, including unrealized loss on interest rate swaps and net of derivative settlements	(7,045,059)	(2,826,491)	(13,806,838)	(8,106,658)
Increase in fair value of investment in preferred stock	978,658	-	1,418,658	-
Loss on early extinguishment of debt	-	-	-	(1,725,318)
Other	99,717	(104,158)	297,695	93,971
Other expense, net	(5,580,674)	(2,874,290)	(11,010,048)	(9,438,093)

Net loss	(1,842,051)	720,735	(8,696,261)	(4,511,318)
Less: net loss attributable to noncontrolling interest in Operating Partnership	546,967	42,508	2,082,419	1,222,783
Net loss attributable to Modiv Industrial, Inc.	(1,295,084)	763,243	(6,613,842)	(3,288,535)
Preferred stock dividends	(921,875)	(921,875)	(3,687,500)	(3,687,500)
Net loss attributable to common stockholders	$(2,216,959)	$(158,632)	$(10,301,342)	$(6,976,035)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.29)	$(0.02)	$(1.36)	$(0.93)

Weighted-average number of common shares outstanding:
Basic and diluted	7,621,871	7,487,728	7,558,833	7,487,204

Distributions declared per common share (1)	$1.3975	$0.2875	$2.2600	$1.2500

(1)
Distributions for the three and 12 months ended December 31, 2023 include the distribution of GIPR common stock of $1.11 declared on December 29, 2023; and distributions for the 12 months ended December 31, 2022 includes a 13th distribution of $0.10 for 2021 that was declared on January 5, 2022.

MODIV INDUSTRIAL, INC.
Consolidated Balance Sheets
(Unaudited)

	As of
	December 31,
	2023	2022
Assets
Real estate investments:
Land	$104,858,693	$103,657,237
Building and improvements	399,666,781	329,867,099
Equipment	4,429,000	4,429,000
Tenant origination and absorption costs	15,707,458	19,499,749
Total investments in real estate property	524,661,932	457,453,085
Accumulated depreciation and amortization	(50,901,612)	(46,752,322)
Total real estate investments, net, excluding unconsolidated investment in real estate property and real estate investments held for sale, net	473,760,320	410,700,763
Unconsolidated investment in a real estate property	10,053,931	10,007,420
Total real estate investments, net, excluding real estate investments held for sale, net	483,814,251	420,708,183
Real estate investments held for sale, net	11,557,689	5,255,725
Total real estate investments, net	495,371,940	425,963,908
Cash and cash equivalents	3,129,414	8,608,649
Tenant deferred rent and other receivables	12,794,568	7,263,202
Above-market lease intangibles, net	1,313,959	1,850,756
Prepaid expenses and other assets	4,173,221	6,100,937
Investment in preferred stock	11,038,658	-
Interest rate swap derivatives	2,970,733	4,629,702
Other assets related to real estate investments held for sale	103,337	12,765
Total assets	$530,895,830	$454,429,919
Liabilities and Equity
Mortgage notes payable, net	$31,030,241	$44,435,556
Credit facility revolver	-	3,000,000
Credit facility term loan, net	248,508,515	148,018,164
Accounts payable, accrued and other liabilities	4,469,508	5,881,738
Distributions payable	12,174,979	1,768,068
Below-market lease intangibles, net	8,868,604	9,675,686
Interest rate swap derivative	473,348	498,866
Other liabilities related to real estate investments held for sale	248,727	117,881
Total liabilities	305,773,922	213,395,959

Commitments and contingencies

7.375% Series A cumulative redeemable perpetual preferred stock, $0.001 par value, 2,000,000 shares authorized, issued and outstanding as of December 31, 2023 and 2022	2,000	2,000
Class C common stock, $0.001 par value, 300,000,000 shares authorized; 8,048,110 shares issued and 7,704,600 shares outstanding as of December 31, 2023 and 7,762,506 shares issued and 7,512,353 shares outstanding as of December 31, 2022	8,048	7,762
Class S common stock, $0.001 par value, 100,000,000 shares authorized; no shares issued and outstanding as of December 31, 2023 and 2022	-	-
Additional paid-in-capital	292,617,486	278,339,020
Treasury stock, at cost, 343,510 and 250,153 shares held as of December 31, 2023 and 2022, respectively	(5,290,780)	(4,161,618)
Cumulative distributions and net losses	(145,551,586)	(117,938,876)
Accumulated other comprehensive income	2,658,170	3,502,616
Total Modiv Industrial, Inc. equity	144,443,338	159,750,904
Noncontrolling interest in the Operating Partnership	80,678,570	81,283,056
Total equity	225,121,908	241,033,960
Total liabilities and equity	$530,895,830	$454,429,919

MODIV INDUSTRIAL, INC.
Reconciliation of Non-GAAP Measures - FFO and AFFO
For the Three and Twelve Months Ended December 31, 2023 and 2022
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net (loss) income (in accordance with GAAP)	$(1,842,051)	$720,735	$(8,696,261)	$(4,511,318)
Preferred stock dividends	(921,875)	(921,875)	(3,687,500)	(3,687,500)
Net loss attributable to common stockholders and Class C OP Unit holders	(2,763,926)	(201,140)	(12,383,761)	(8,198,818)
FFO adjustments:
Depreciation and amortization of real estate properties	4,147,570	4,347,809	15,551,173	14,929,574
Amortization of deferred lease incentives	(63,956)	88,751	153,581	412,098
Depreciation and amortization for unconsolidated investment in a real estate property	188,889	203,554	756,610	777,041
Impairment of real estate investment property	888,186	2,080,727	4,387,624	2,080,727
Loss (gain) on sale of real estate investments, net	-	(669,186)	1,708,801	(12,196,371)
FFO attributable to common stockholders and Class C OP Unit holders	2,396,763	5,850,515	10,174,028	(2,195,749)
Stock compensation for performance units expense	733,332	-	8,555,529	-
FFO excluding performance units expense	3,130,095	5,850,515	18,729,557	(2,195,749)
AFFO adjustments:
Impairment of goodwill	-	-	-	17,320,857
Non-recurring corporate relocation costs	-	500,000	-	500,000
Stock compensation excluding performance units expense	647,669	660,170	2,615,678	2,401,022
Deferred financing costs	210,604	179,641	766,738	484,931
Loss on early extinguishment of debt	-	-	-	1,725,318
Due diligence expenses, including abandoned pursuit costs	-	25,051	347,598	661,222
Amortization of deferred rents	(1,704,137)	(643,784)	(6,232,257)	(3,237,482)
Unrealized loss (gain) on valuation of interest rate swaps, net	3,400,138	505,263	618,300	(25,733)
Amortization of (below) above market lease intangibles, net	(211,600)	(142,626)	(807,794)	(1,005,487)
Unrealized gain on investment in preferred stock	(978,658)	-	(1,418,658)	-
Other adjustments for unconsolidated investment in a real estate property	17,821	5,815	53,278	5,251
AFFO attributable to common stockholders and Class C OP Unit holders	$4,511,932	$6,940,045	$14,672,440	$16,634,150

Weighted average shares outstanding:
Basic	7,621,871	7,487,728	7,558,833	7,487,204
Fully diluted excluding performance units (1)	10,728,076	10,195,869	10,593,160	10,225,850
Fully diluted (2)	11,202,591	10,195,869	11,067,675	10,225,850

FFO Per Share:
Basic	$0.31	$0.78	$1.35	$(0.29)
Fully diluted	$0.21	$0.57	$0.92	$(0.29)

FFO Per Share Excluding Performance Units Expense:
Basic	$0.41	$0.78	$2.48	$(0.29)
Fully diluted	$0.29	$0.57	$1.77	$(0.29)

AFFO Per Share:
Basic	$0.59	$0.93	$1.94	$2.22
Fully diluted	$0.40	$0.68	$1.33	$1.63

(1)	Excludes 474,515 performance units in accordance with the terms of the Operating Partnership Agreement.

(2)
Includes the Class M OP Units which were automatically converted to Class C OP Units on January 30, 2024, and Class P and Class R OP Units (time vesting and performance), which will be automatically converted to Class C OP Units on March 31, 2024, to compute the fully diluted weighted average number of shares.

FFO is defined by the National Association of Real Estate Investment Trusts (“Nareit”) as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures, preferred distributions and real estate impairments. Because FFO calculations adjust for such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current Nareit definition or may interpret the current Nareit definition differently than we do, making comparisons less meaningful.

Additionally, we use AFFO as a non-GAAP financial measure to evaluate our operating performance. AFFO excludes non-routine and certain non-cash items such as revenues in excess of cash received, stock-based compensation, deferred rents, amortization of in-place lease valuation intangibles, deferred financing fees, gain or loss from the extinguishment of debt, unrealized gains (losses) on derivative instruments, and write-offs of due diligence expenses for abandoned pursuits. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies. Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance and ability to sustain our current distribution level. More specifically, AFFO isolates the financial results of our operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or our future ability to pay our dividends.
By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. AFFO is useful in assisting management and investors in assessing our ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income (loss) from operations, net income (loss) or cash flows from operating activities and each should be reviewed in connection with GAAP measurements.
Neither the SEC, Nareit, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or Nareit may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.

MODIV INDUSTRIAL, INC.
Reconciliation of Non-GAAP Measures - Adjusted EBITDA
For the Three and Twelve Months Ended December 31, 2023 and 2022
(Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2023		2022		2023		2022
Net (loss) income (in accordance with GAAP)	$(1,842,051)		$720,735		$(8,696,261)		$(4,511,318)

Depreciation and amortization of real estate properties	4,147,570		4,347,809		15,551,173		14,929,574
Depreciation and amortization for unconsolidated investment in a real estate property	188,889		203,554		756,610		777,041
Interest expense, unrealized loss on interest rate swaps and net of derivative settlements	7,045,059		2,826,491		13,806,838		8,106,658
Loss on early extinguishment of debt	-		-		-		1,725,318
Interest expense on unconsolidated investment in real estate property	95,801		98,073		383,594		392,477
Impairment of real estate investment property	888,186		2,080,727		4,387,624		2,080,727
Impairment of goodwill	-		-		-		17,320,857
Stock compensation expense	1,381,001		660,170		11,171,207		2,401,022
Due diligence expenses, including abandoned pursuit costs	-		25,051		347,598		661,222
Loss (gain) on sale of real estate investments, net	-		(669,186)		1,708,801		(12,196,371)
Unrealized gain on investment in preferred stock	(978,658)		-		(1,418,658)		-
Adjusted EBITDA	$10,925,797		$10,293,424		$37,998,526		$31,687,207

Annualized Adjusted EBITDA	$43,703,188		$41,173,696		$37,998,526		$31,687,207

Net debt:
Consolidated debt	$281,200,000		$197,515,009		$281,200,000		$197,515,009
Debt of unconsolidated investment in real estate property (a)	9,256,466		9,487,515		9,256,466		9,487,515
Consolidated cash and cash equivalents	(3,129,414)		(8,608,649)		(3,129,414)		(8,608,649)
Cash of unconsolidated investment in real estate property (a)	(350,937)		(218,424)		(350,937)		(218,424)
	$286,976,115		$198,175,451		$286,976,115		$198,175,451

Net debt / Adjusted EBITDA	6.6	x	4.8	x	7.6	x	6.3	x

(a)	Reflects the Company’s 72.71% pro rata share of the tenant-in-common’s mortgage note payable and cash.

We define Net Debt as gross debt less cash and cash equivalents and restricted cash. We define Adjusted EBITDA as GAAP net income or loss adjusted to exclude real estate related depreciation and amortization, gains or losses from the sales of depreciable property, extraordinary items, provisions for impairment on real estate investments and goodwill, interest expense, non-cash items such as stock compensation and write-offs of transaction costs and other one-time transactions. We believe these non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. EBITDA is not a measure of financial performance under GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to net income or cash flows from operating activities determined in accordance with GAAP.
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